Term sheet No. W6A To prospectus dated October 10, 2006, prospectus supplement dated November 15, 2007 and product supplement W-A dated April 4, 2008	Registration Statement No. 333-137902 Dated April 4, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Call Warrants Linked to the Outperformance of the Financial Select Sector SPDR® Fund Over the S&P 500® Index Expiring on April 26*, 2010

General

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Call Warrants linked to the Outperformance of the Financial Select Sector SPDR® Fund Over the S&P 500® Index (the “warrants”) provide leveraged exposure to the outperformance, if any, of the Financial Select Sector SPDR® Fund over the S&P 500® Index. If the return of the Financial Select Sector SPDR® Fund is greater than the return of the S&P 500® Index, investors will receive a Cash Settlement Amount per $13.65 - $14.65 warrant equal to the product of $100.00 and the Outperformance Amount. However, if the return of the Financial Select Sector SPDR® Fund is less than or equal to the return of the S&P 500® Index, investors will lose their entire investment in the warrants.

•	Unsecured contractual obligations of Deutsche Bank AG expiring on April 26*, 2010.
•	You will not be able to purchase the warrants unless you have an options-approved brokerage account.
•	Minimum initial investment of $1,000.
•	The warrants are expected to price on or about April 25*, 2008, and are expected to settle three business days later on or about April 30*, 2008 (the “Initial Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch

Underlyings:

The Financial Select Sector SPDR® Fund (Bloomberg: XLF US <Equity>) (the “Long Underlying”) and the S&P 500® Index (Bloomberg: SPX <Index>) (the “Short Underlying”, together with the Long Underlying, the “Underlyings”).

Notional Amount:	$100.00 per warrant

Issue Price:	$13.65 - $14.65 per warrant (to be determined on the Trade Date)

Cash Settlement Amount:	The Cash Settlement Amount per $13.65 - $14.65 warrant, paid on the Final Settlement Date, will be determined as follows:
•	If the Outperformance Amount is positive, the Cash Settlement Amount per $13.65 - $14.65 warrant will equal: Notional Amount x Outperformance Amount
•	If the Outperformance Amount is zero or negative, the Cash Settlement Amount per $13.65 - $14.65 warrant will equal zero and you will lose your entire investment in the warrants.

The Outperformance Amount must be greater than 13.65% - 14.65% in order for you to receive a Cash Settlement Amount that is greater than your initial investment. If the Outperformance Amount is positive but less than 13.65% - 14.65%, you will lose a portion of your investment in the warrants. If the Outperformance Amount is zero or negative, you will lose your entire investment in the warrants.

Underlying Return:	For each Underlying: Final Level – Initial Level

                                                         Initial Level

Outperformance Amount:	Long Underlying Return – Short Underlying Return

Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date

Final Level:	For each Underlying, the Closing Level of such Underlying on the Expiration Date

Closing Level:

For the Long Underlying, the closing sale price or last reported sale price, regular way, for one share of the Long Underlying on the principal national securities exchange on which that security is listed for trading on the relevant date of calculation times the Share Adjustment Factor and, for the Short Underlying, the closing level of the Short Underlying on the relevant date of calculation.

Trade Date:	April 25*, 2008

Initial Settlement Date:	April 30*, 2008

Expiration Date:

April 26*, 2010, subject to postponement as described below under “Additional Terms” and in the accompanying product supplement under “Description of Warrants—Settlement—Consequences of a Market Disruption Event or Non-trading Day”

Final Settlement Date:

April 29*, 2010, subject to postponement as described below under “Additional Terms” and in the accompanying product supplement under “Description of Warrants—Settlement—Consequences of a Market Disruption Event or Non-trading Day”

CUSIP:	25154H 51 7

ISIN:	US25154H5173

*Expected

In the event that we make any change to the expected Trade Date and Initial Settlement Date, the Expiration Date and Final Settlement Date will be changed so that the stated term of the warrants remains the same.

Investing in the warrants involves a high degree of risk, including the risk that the warrants will expire worthless if the Long Underlying does not outperform the Short Underlying over the term of the warrants. You should be prepared to sustain a total loss of your investment and should consider carefully the matters set forth under the headings “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the warrants prior to their issuance. We will notify you in the event of any material change to the terms of the warrants, and you will be asked to accept such material change in connection with your purchase of any warrants. You may also choose to reject such material change, in which case we may reject your offer to purchase the warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per warrant	$	$	$
Total	$	$	$
(1)

A fixed payment of $100,000 will be made to Oppenheimer & Co. Inc. in its capacity as qualified independent underwriter. In no event will the discounts and commissions received by Deutsche Bank Securities Inc., including fees allowed as a concession to other dealers, exceed $0.50 per $100.00 warrant Notional Amount. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Oppenheimer & Co.

ADDITIONAL TERMS SPECIFIC TO THE WARRANTS

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You should read this free writing prospectus, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 15, 2007, relating to our warrants, and the more detailed information contained in product supplement W-A dated April 4, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement W-A dated April 4, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508075188/d424b21.pdf

•	Prospectus supplement dated November 15, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507248659/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the warrants involve a high degree of risk not associated with an investment in conventional securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the warrants.

Hypothetical Examples of Cash Settlement Amounts Payable on the Final Settlement Date

The table and examples below illustrate potential Cash Settlement Amounts for a hypothetical range of Outperformance Amounts and illustrate the potential returns per warrant for these Cash Settlement Amounts, assuming an Issue Price of $14.15. The following results are based solely on the hypothetical examples cited and have been rounded for ease of analysis. You should consider carefully whether the warrants are suitable to your investment goals.

Outperformance Amount (Long Underlying Return – Short Underlying Return)	Cash Settlement Amount	Cash Settlement Amount – Issue Price	Return on Warrant (%)
100.00%	$100.00	$85.85	606.71%
75.00%	$75.00	$60.85	430.04%
50.00%	$50.00	$35.85	253.36%
25.00%	$25.00	$10.85	76.68%
20.00%	$20.00	$5.85	41.34%
15.00%	$15.00	$0.85	6.01%
14.15%	$14.15	$0.00	0.00%
10.00%	$10.00	-$4.15	-29.33%
5.00%	$5.00	-$9.15	-64.66%
0.00%	$0.00	-$14.15	-100.00%
-5.00%	$0.00	-$14.15	-100.00%
-10.00%	$0.00	-$14.15	-100.00%
-15.00%	$0.00	-$14.15	-100.00%
-20.00%	$0.00	-$14.15	-100.00%
-25.00%	$0.00	-$14.15	-100.00%
-50.00%	$0.00	-$14.15	-100.00%
-75.00%	$0.00	-$14.15	-100.00%
-100.00%	$0.00	-$14.15	-100.00%

Hypothetical Examples of Cash Settlement Amounts

The following hypothetical examples illustrate how the Cash Settlement Amounts set forth in the table above are calculated.

Example 1: The arithmetic difference between the respective Underlying Returns of the Long Underlying and the Short Underlying is 25.00%. Because the Outperformance Amount is 25.00%, the investor receives a Cash Settlement Amount of $25.00 per $14.15 warrant, calculated as follows:

Cash Settlement Amount per $14.15 warrant = Notional Amount x Outperformance Amount = $100.00 x 25.00%

= $25.00

Example 2: The arithmetic difference between the respective Underlying Returns of the Long Underlying and the Short Underlying is 5.00%. Because the Outperformance Amount is 5.00%, the investor receives a Cash Settlement Amount of $5.00 per $14.15 warrant, calculated as follows:

Cash Settlement Amount per $14.15 warrant = Notional Amount x Outperformance Amount = $100.00 x 5.00%

= $5.00

In this example, even though the Outperformance Amount is positive, the investor would lose a portion of his or her investment because the Outperformance Amount is less than 14.15% (the minimum Outperformance Amount necessary for the investor to receive the full return of his or her initial investment on the Final Settlement Date).

Example 3: The arithmetic difference between the respective Underlying Returns of the Long Underlying and the Short Underlying is zero. Because the Outperformance Amount is zero, the investor receives a Cash Settlement Amount of zero. Under these circumstances, the investor would lose all of his or her initial investment.

Example 4: The arithmetic difference between the respective Underlying Returns of the Long Underlying and the Short Underlying is -5.00%. Because the Outperformance Amount is negative, the investor receives a Cash Settlement Amount of zero. Under these circumstances, the investor would lose all of his or her initial investment.

Hypothetical Examples of the Outperformance Amount Calculation

The following examples demonstrate the calculation of the Outperformance Amount and the Cash Settlement Amount for a series of hypothetical Underlying Returns. These examples assume an Issue Price of $14.15 and are based solely on the hypothetical scenarios cited. The Outperformance Amount is equal to the Long Underlying Return minus the Short Underlying Return. Even if the Long Underlying Return is positive or the Short Underlying Return is negative, the Outperformance Amount may not exceed 13.65%—14.65%, or may be negative, in which case the return on your investment in the warrants will be negative. The return on your warrants is based solely on the relative performance of the two Underlyings.

	Example 1		Example 2	Example 3		Example 4
Long Underlying Return		30.00%	28.00%		-7.00%		3.00%
Short Underlying Return		16.00%	11.00%		-10.00%		11.00%
Outperformance Amount		14.00%	17.00%		3.00%		-8.00%
Cash Settlement Amount (per warrant)		$14.00	$17.00		$3.00		$0.00
Cash Settlement Amount – Issue Price	-$	0.15	$2.85	-$	11.15	-$	14.15
Return on Warrant		-1.06%	20.14%		-78.80%		-100.00%

Example 1: Because the Long Underlying Return is 30.00% and the Short Underlying Return is 16.00%, the Outperformance Amount is 14.00% (calculated as the Long Underlying Return minus the Short Underlying Return). The investor therefore receives a Cash Settlement Amount of $14.00 per $14.15 warrant, which represents a return of -1.06%.

Cash Settlement Amount = $100 x (30.00% – 16.00%) = $14.00

Example 2: Because the Long Underlying Return is 28.00% and the Short Underlying Return is 11.00%, the Outperformance Amount is 17.00%. The investor therefore receives a Cash Settlement Amount of $17.00 per $14.15 warrant, which represents a return of 20.14%.

Cash Settlement Amount = $100 x (28.00% – 11.00%) = $17.00

Example 3: Because the Long Underlying Return is -7.00% and the Short Underlying Return is -10.00%, the Outperformance Amount is 3.00%. The investor therefore receives a Cash Settlement Amount of $3.00 per $14.15 warrant, which represents a return of -78.80%.

Cash Settlement Amount = $100 x (-7.00% – 10.00%) = $3.00

Example 4: Because the Long Underlying Return is 3.00% and the Short Underlying Return is 11.00%, the Outperformance Amount is -8.00%. Even though the Long Underlying Return is positive, the investor receives a Cash Settlement Amount of $0.00 per $14.15 warrant, which represents a return of -100.00%, because the return on the warrants is based on the relative performance of the Underlyings.

Selected Purchase Considerations

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THE WARRANTS CONSTITUTE A RISKY INVESTMENT AND MAY EXPIRE WORTHLESS — The warrants are highly speculative and highly leveraged. If the Outperformance Amount is zero or negative (i.e. the Long Underlying Return is equal to or less than the Short Underlying Return), the warrants will expire worthless and you will lose your entire investment. Furthermore, if the Outperformance Amount is positive but less than 13.65%—14.65%, you will lose a portion of your investment in the warrants as the Cash Settlement Amount will be less than the Issue Price. In order for you to receive a Cash Settlement Amount greater than your initial investment, the Outperformance Amount must be greater than 13.65%—14.65%. The actual Issue Price will be set on the Trade Date.

•	THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account.

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RETURN LINKED TO THE OUTPERFORMANCE OF THE FINANCIAL SELECT SECTOR SPDR® FUND OVER THE S&P 500® INDEX — The return on the warrants, if any, is linked to the arithmetic difference of the performances of the Financial Select

Sector SPDR® Fund and the S&P 500® Index. The Financial Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company. The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. It is possible that the Financial Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. For additional information about the Financial Select Sector Index, see the information set forth under “The Financial Select Sector SPDR® Fund” in this term sheet.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is currently based on the relative aggregate market value of the common stocks of 500 companies (the “component stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For purposes of the S&P 500® Index, historically, the market value of any component stock was calculated as the product of the market price per share and the number of outstanding shares of such component stock. On March 21, 2005, Standard & Poor’s (“S&P”), a division of the McGraw-Hill Companies, Inc., began to calculate the market value of the component stocks on a float-adjusted basis. S&P completed the transition to a fully float-adjusted basis on September 16, 2005. The float-adjusted calculation excludes certain stocks that do not publicly trade, such as significant blocks of stock held by affiliates of the issuer or by governments. The component stocks are not stocks of the 500 largest companies listed on the NYSE, nor are all component stocks listed on such exchange. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve this objective. For additional information about the S&P 500® Index, see the information set forth under “The S&P 500® Index” in this term sheet.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” We believe that the warrants should be treated as cash-settled options for U.S. federal income tax purposes. Under this treatment, gain or loss on the sale, exchange, exercise or lapse of the warrants should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange, exercise or lapse you have held the warrants for more than one year. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While the notice does not appear to encompass instruments such as the warrants, it is possible that Treasury regulations or other forms of guidance, if any, promulgated after consideration of these issues could materially and adversely affect the tax consequences of investing in the warrants, possibly retroactively.

Under current law, neither the United Kingdom nor Germany will impose withholding tax on payments made with respect to the Warrants.

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the warrants (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local of non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the warrants involves significant risks not associated with an investment in conventional securities. Some of the risks that apply to an investment in the warrants are summarized below, but we urge you to read the more detailed explanation of risks relating to the warrants generally in the “Risk Factors” section of the accompanying product supplement W-A. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the warrants.

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THE WARRANTS MAY EXPIRE WORTHLESS — The warrants are highly speculative and highly leveraged. If the Long Underlying Return is less than or equal to the Short Underlying Return, the warrants will expire worthless and you will lose your entire investment. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be prepared to sustain a total loss of your investment in the warrants.

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INVESTORS MAY LOSE MONEY EVEN IF THE OUTPERFORMANCE AMOUNT IS POSITIVE — If the Outperformance Amount is positive but less than 13.65%—14.65%, you will lose a portion of your investment in the warrants. In order for you to receive a Cash Settlement Amount greater than your initial investment, the Outperformance Amount must be greater than 13.65%—14.65%.

•	THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account.

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THE WARRANTS DO NOT PROVIDE FOR INTEREST OR COUPON PAYMENTS AND DO NOT GUARANTEE ANY RETURN OF YOUR INITIAL INVESTMENT — The warrants do not provide for interest or coupon payments and may not return any of your initial investment. The Cash Settlement Amount will be determined pursuant to the terms described in this term sheet. You will lose all of your investment if the Long Underlying Return is less than or equal to the Short Underlying Return.

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PAYMENT BASED ON RELATIVE PERFORMANCE — The Outperformance Amount will be zero or negative, and you will lose your entire investment in the warrants, if the Short Underlying Return equals or exceeds the Long Underlying Return, regardless of the performance of each of the Underlyings in absolute terms. If the Long Underlying underperforms the Short Underlying, you will lose your entire investment even if the Long Underlying Return is positive. The benefit to you of any increase in the level of the Long Underlying may be offset or negated entirely by increases in the level of the Short Underlying. You will not benefit from any increase in the level of the Short Underlying, regardless of the performance of the Long Underlying, and even a decline in the level of the Short Underlying may not benefit you unless the Long Underlying declines by a lesser amount or increases to a degree such that the Outperformance Amount is greater than 13.65% to 14.65%, because the return on the warrants is solely dependent on the relative performance of the Underlyings. Further, the Outperformance Amount is not an expression of the percentage difference between the performances of the Long Underlying and the Short Underlying but an expression of the arithmetic difference between the respective performances of the Long Underlying and the Short Underlying. As such, it is not merely that the performance Long Underlying must be greater than the performance the Short Underlying by 13.65% to 14.65% of the Short Underlying’s performance for you to receive back your initial investment. Rather, the performance of the Long Underlying, when expressed as a percentage, must be numerically greater than the performance of the Short Underlying, when expressed as a percentage, by a number (the Outperformance Amount is expressed as a percentage merely for purposes of calculating the Cash Settlement Amount) which exceeds 13.65 to 14.65.

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THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE WARRANTS — You will lose your entire investment if the Long Underlying Return is less than or equal to the Short Underlying Return. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the Short Underlying outperforms the Long Underlying and the shorter the time remaining until the Expiration Date. Therefore, the market value of the warrants will reflect both the relative performance of the Underlyings and the time remaining to the Expiration Date, among other factors.

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THE WARRANTS ARE NON-STANDARDIZED OPTIONS — The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of Deutsche Bank AG and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the warrants may look solely to Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to generally be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing levels of the Underlyings.

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THE WARRANTS WILL BE EXERCISED AUTOMATICALLY ON THE EXPIRATION DATE — The warrants will be exercised automatically on the Expiration Date. Neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any outperformance of the Long Underlying over the Short Underlying as measured at any point in time prior to the Expiration Date. If the Long Underlying Return is less than or equal to the Short Underlying Return, you will lose your entire investment in the warrants even if the Long Underlying had outperformed the Short Underlying at times prior to the Expiration Date. Additionally, you do not have a choice as to whether the warrants will be exercised on the Expiration Date; exercise of the warrants is automatic. Accordingly, if the Long Underlying Return is less than or equal to the Short Underlying Return, you will not have the option to cancel your investment or otherwise seek a return of your investment, and you will not benefit from any appreciation in the performance of the Long Underlying relative to the performance of the Short Underlying that may occur after the Expiration Date.

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MARKET RISK — The return on the warrants is linked to the performance of the Long Underlying relative to that of the Short Underlying and will depend on whether, and the extent to which, the Outperformance Amount is positive. The warrants are not principal protected and do not guarantee the return of any portion of your initial investment. You will lose your entire investment in the warrants if the Outperformance Amount is zero or negative.

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ANY POTENTIAL CASH SETTLEMENT AMOUNT WILL BE DETERMINED ONLY AS OF THE EXPIRATION DATE — The Outperformance Amount and the Cash Settlement Amount will be calculated as of the Expiration Date. If the Long Underlying Return is less than or equal to the Short Underlying Return, you will lose your entire investment in the warrants. This will be true even if the Long Underlying outperforms the Short Underlying at other times during the term of the warrants. If the Long Underlying Return is greater than the Short Underlying Return but the Outperformance Amount is less than 13.65%—14.65%, you will lose a portion of your investment in the warrants.

•	THE WARRANTS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

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INVESTING IN THE WARRANTS IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYINGS OR THEIR RESPECTIVE COMPONENTS — You may receive a lower payment on the Final Settlement Date than you would have received if you had invested directly in either or both Underlyings, if you had taken a long position in the Long Underlying and a short position in the Short Underlying or if you had invested directly in the components that comprise each Underlying.

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THE INCLUSION IN THE ORIGINAL ISSUE PRICE OF EACH AGENT’S COMMISSION, THE COST OF HEDGING OUR OBLIGATIONS UNDER THE WARRANTS DIRECTLY OR THROUGH ONE OR MORE OF OUR AFFILIATES AND THE PROFITS WE AND OUR AFFILIATES EXPECT TO REALIZE IS LIKELY TO ADVERSELY AFFECT THE VALUE OF THE WARRANTS PRIOR TO THE EXPIRATION DATE — The original Issue Price of the warrants includes each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the original Issue Price of the warrants may differ from values determined by pricing models, including pricing models used by Deutsche Bank AG or its affiliates, and, assuming no change in market conditions or any other relevant factors, the price at which Deutsche Bank AG or its affiliates will be willing to purchase warrants from you, prior to the Expiration Date, in secondary market transactions, if at all, will likely be lower than the original Issue Price. Any such repurchase price may also differ from values determined by pricing models used by Deutsche Bank AG or its affiliates as a result of such compensation or other transaction costs.

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THE WARRANTS ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — You should be willing and able to hold your warrants to the Expiration Date. You will receive the Cash Settlement Amount, if any, only if you hold your warrants to the Expiration Date.

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ADJUSTMENTS TO THE COMPONENT STOCKS UNDERLYING THE FINANCIAL SELECT SECTOR SPDR® FUND OR TO THE FINANCIAL SELECT SECTOR INDEX COULD ADVERSELY AFFECT THE VALUE OF THE WARRANTS — SSgA Funds Management, Inc. (“SSgA”) is the investment adviser to the Financial Select Sector SPDR® Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as index compilation agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange. Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index. Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR® Fund. Any of these actions could adversely affect the price of the component stocks underlying the Financial Select Sector SPDR® Fund and, consequently, the value of the warrants. SSgA has no obligation to consider your interests in calculating or revising the Financial Select Sector SPDR® Fund.

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THE COMPONENT STOCKS UNDERLYING THE FINANCIAL SELECT SECTOR SPDR® FUND AND THE FINANCIAL SELECT SECTOR INDEX ARE DIFFERENT — The performance of the component stocks underlying the Financial Select Sector SPDR® Fund may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index. It is also possible that the Financial Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. SSgA may invest up to 5% of the Financial Select Sector SPDR® Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The Financial Select Sector SPDR® Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

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THE FINANCIAL SELECT SECTOR SPDR® FUND IS CONCENTRATED IN A SINGLE INDUSTRY — The stocks included in the Financial Select Sector Index (whose performance is generally tracked by the Financial Select Sector SPDR® Fund) are stocks of companies representing the financial sector of the S&P 500® Index. The underlying shares may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry.

Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge, and which may change at any time. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from the financial difficulties of borrowers can negatively impact the sector, and are difficult to predict. Insurance companies may be subject to severe price competition. Economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Certain financial shares, including certain core holdings of the Financial Select Sector SPDR® Fund, have recently experienced substantial share price declines. These factors could cause or contribute to large movements in the price of Financial Select Sector SPDR® Fund shares, and could cause the Financial Select Sector SPDR® Fund to underperform the S&P 500® Index.

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S&P, AS THE SPONSOR OF THE S&P 500® INDEX MAY ADJUST THE S&P 500® INDEX IN A WAY THAT AFFECTS ITS LEVEL — S&P, as the sponsor of the S&P 500® Index is responsible for calculating and maintaining the S&P 500® Index. S&P can add, delete or substitute a component stock of the S&P 500® Index or make methodological changes that could affect the level of the S&P 500® Index. You should realize that any changes in the S&P 500® Index components may affect the level of the S&P 500® Index as any newly added component stock may perform significantly better or worse than the component stock it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index. Any of these actions could adversely affect the value of your warrants. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as calculation agent and hedging our obligations under the warrants. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the warrants.

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LACK OF LIQUIDITY — The warrants will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the warrants in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your warrants easily. Because other dealers are not likely to make a secondary market for the warrants, the price at which you may be able to sell your warrants is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the warrants.

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WE AND OUR AFFILIATES AND AGENTS MAY ISSUE RESEARCH REPORTS ON SECURITIES THAT ARE, OR MAY BECOME, COMPONENTS OF EITHER OR BOTH THE UNDERLYINGS AND MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE WARRANTS. ANY SUCH ACTIVITIES COULD AFFECT THE LEVELS OF THE UNDERLYINGS OR THE VALUE OF THE WARRANTS — We and our affiliates and agents may issue research reports on securities that are, or may become, components of either or both the Underlyings. We may also publish research from time to time on financial markets and other matters that may influence the levels of the Underlyings or their constituents or the value of the warrants. We may express opinions or provide recommendations that may be inconsistent with purchasing or holding the warrants or with the investment view implicit in the warrants. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the warrants and the Underlyings.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE WARRANTS — You should not expect the value of the warrants in the secondary market to vary in proportion to changes in the relative levels of the Underlyings. In addition to the relative levels of the Underlyings on any day, the value of the warrants will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the volatility of the Underlyings;

•	the time remaining to the Expiration Date;

•	the market prices and dividend rates of the component stocks of the Underlyings;

•	interest and yield rates in the market generally and in the markets of the component stocks of the Underlyings;

•	the composition of the Underlyings and any changes to their component stocks;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Outperformance Amount and calculating the amount that we are required to pay you upon expiration. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the warrants, it is possible that the Expiration Date and the Final Settlement Date will be postponed, and that your return will be adversely affected.

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HOLDINGS OF THE WARRANTS BY OUR AFFILIATES AND FUTURE SALES MAY AFFECT THE VALUE OF THE WARRANTS — Certain of our affiliates may purchase some of the warrants for investment. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the warrants. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the warrants held by our affiliates were to be offered for sale in the secondary market, if any such market exists, following this offering, the market price of the warrants may fall. The negative effect of such sales on the value of the warrants could be more pronounced if secondary trading in the warrants is limited or illiquid.

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UNCERTAIN TAX TREATMENT — No assurance can be given that the IRS will accept, or a court will uphold, the tax consequences described in this term sheet or in the accompanying product supplement W-A. On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While the scope of the notice does not appear to encompass instruments such as the warrants, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the tax consequences of investing in the warrants, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal tax consequences of investing in the warrants, including the issues presented by the December 7, 2007 notice.

The Financial Select Sector SPDR® Fund

We have derived all information contained in this term sheet regarding the Financial Select Sector Financial SPDR Fund (the “Financial SPDR Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s (“S&P”) and SSgA Funds Management, Inc. (“SSFM”). The Financial SPDR Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to the Financial SPDR Fund. The Financial SPDR Fund is an exchange traded fund (“ETF”) that trades on the American Stock Exchange LLC (“AMEX”) under the ticker symbol “XLF”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Select Sector SPDR Trust (the “Trust”) is a registered investment company that consists of nine separate investment portfolios, including the Financial Select Sector Financial SPDR Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. Information provided to or filed with the Commission by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Investment Objective and Strategy

The Financial SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. The Financial Select Sector Index measures the performance of the financial services sector of the U.S. equity market. The Financial Select Sector Index includes companies in the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment, and real estate including REITs.

Replication

The Financial SPDR Fund pursues the indexing strategy of “replication” in attempting to track the performance of Financial Select Sector Index. The Financial SPDR Fund will invest in all of the securities which comprise the Financial Select Sector Index. The Financial SPDR Fund will normally invest at least 95% of its total assets in common stocks that comprise the Financial Select Sector Index.

Correlation

The Financial Select Sector Index is a theoretical financial calculation, while the Financial SPDR Fund is an actual investment portfolio. The performance of the Financial SPDR Fund and the Financial Select Sector Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Financial SPDR Fund, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

As of April 2, 2008, the Financial SPDR Fund included 92 companies. The Financial SPDR Fund’s three largest holdings are Bank of America Corporation, JPMorgan Chase & Co. and Citigroup Inc. The following table summarizes the Financial SPDR Fund’s top holdings in individual companies as of such date.

Top ten holdings in individual securities as of April 2, 2008

Company	Percentage of Total Holdings
Bank of America Corporation	8.67%
JPMorgan Chase & Co.	7.60%
Citigroup Inc.	6.05%
American International Group, Inc.	5.72%
Wells Fargo & Company	4.87%
Goldman Sachs Group, Inc.	3.38%
U.S. Bancorp	2.81%
Wachovia Corporation	2.75%
Morgan Stanley	2.63%
American Express Co.	2.61%

The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference therein.

The Financial Select Sector Index

We have derived all information contained in this term sheet regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index. The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index. As of April 2, 2008, the Financial Services Sector Index included 92 component stocks in the following industries: commercial banks, capital markets; diversified financial services, insurance and real estate.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500 Index. As of the market close on April 2, 2008, the weighting of each Select Sector Index in the S&P 500 Index based on the capitalization of the stocks in the index was as follows:

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.75%
The Consumer Staples Select Sector Index	10.79%
The Energy Select Sector Index	13.26%
The Financial Select Sector Index	17.36%
The Health Care Select Sector Index	11.50%
The Industrial Select Sector Index	12.13%
The Materials Select Sector Index	3.57%
The Technology Select Sector Index	15.65%
The Telecommunications Select Sector Index	3.39%
The Utilities Select Sector Index	3.61%
Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

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The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

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Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

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Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology. See “—The S&P 500 Index” below. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

Discontinuance of the Financial SPDR Fund and/or Financial Select Sector Index; Alteration of Method of Calculation

If the Financial Select Sector Financial SPDR Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Final Level of the Financial SPDR Fund on the Expiration Date will be determined by the calculation agent and will be deemed to equal the product of (i) the Final Level of the Financial Select Sector Index (or any Financial Select Sector Successor Index, as described below) on the Expiration Date (taking into account any material changes in the method of calculating the Financial Select Sector Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Final Level of the Financial SPDR Fund and the denominator of which is the Final Level of the Financial Select Sector Index (or any Financial Select Sector Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Level of the Financial SPDR Fund was available.

If the Index Publisher discontinues publication of the Financial Select Sector Index and the Index Publisher or another entity publishes a successor or substitute index that the Issuer, as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Financial Select Sector Index (such index being referred to herein as a “Financial Select Sector Successor Index”), then any subsequent Final Level following a Liquidation Event will be determined by reference to the published value of such Financial Select Sector Successor Index at the regular weekday close of trading on the trading day on which any Final Level is to be determined.

Upon any selection by the calculation agent of a Financial Select Sector Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to us and to DTC, as holder of the warrant. We expect that such notice will be passed on to you, as a beneficial owner of the warrant, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Financial Select Sector Index prior to, and such discontinuance is continuing on, the Expiration Date following a Liquidation Event and the Issuer, as the calculation agent, determines, in its sole discretion, that no Financial Select Sector Successor Index is available at such time, then the calculation agent will determine the Final Level for such date. The Final Level will be computed by the calculation agent in accordance with the formula for calculating the Financial Select Sector Index last in effect prior to such discontinuance, using the Final Level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Final Level that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Financial Select Sector Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Financial Select Sector Index may adversely affect the value of the warrants.

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Financial SPDR Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

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the number of shares which a holder of one share of the Financial SPDR Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Financial SPDR Fund is subject to a share dividend, i.e., an issuance of additional shares of the Financial SPDR Fund that is given ratably to all or substantially all holders of shares of the Financial SPDR Fund, then, once the dividend or distribution has become effective and the shares of the Financial SPDR Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Financial SPDR Fund.

Non-cash Distributions

If the Financial SPDR Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Financial SPDR Fund to all or substantially all holders of shares of the Financial SPDR Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Financial SPDR Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

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a fraction, the numerator of which is the Current Market Price of one share of the Financial SPDR Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Financial SPDR Fund means the arithmetic average of the closing prices of one share of the Financial SPDR Fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date” shall mean the first trading day on which transactions in the shares of the Financial SPDR Fund trade on the Relevant Exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of the Financial SPDR Fund will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Financial SPDR Fund by an amount equal to at least 10% of the closing price of the Financial SPDR Fund on the first trading day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

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a fraction, the numerator of which is the closing price of the Financial SPDR Fund on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

The S&P 500® Index

We have derived all information contained in this term sheet regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005 the S&P 500® Index became fully float adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this term sheet, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500® Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share Issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share Repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special Cash Dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid	Yes

Spinoffs	If the spun-off company is not added to the S&P 500® Index, then Index market value minus value of the spun-off unit	Yes

	If the spun-off company is added to the S&P 500® Index, then no company is removed from the Index	Yes

	If the spun-off company is added to the S&P 500® Index, then another company is removed to keep the number of names fixed, and the Index Divisor adjustment reflects the deletion	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the warrants.

The warrants are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the warrants or any member of the public regarding the advisability of investing in securities generally or in the warrants particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the warrants into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the warrants to be issued or in the determination or calculation of the amount due at maturity of the warrants. S&P has no obligation or liability in connection with the administration, marketing or trading of the warrants.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE WARRANTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO

EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE WARRANTS.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500® Index (such index being referred to herein as an “S&P 500® Successor Index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P 500® Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the Relevant Exchange or market for the S&P 500® Successor Index on any relevant date that occurs after the S&P 500® Index is discontinued.

Upon any selection by the calculation agent of a S&P 500® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to us and to DTC, as holder of the warrant. We expect that such notice will be passed on to you, as a beneficial owner of the warrant, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, the Expiration Date, and the calculation agent determines, in its sole discretion, that no S&P 500® Successor Index is available at such time, or the calculation agent has previously selected a S&P 500® Successor Index and publication of such S&P 500® Successor Index is discontinued prior to and such discontinuation is continuing on the Expiration Date or other relevant date, then the calculation agent will determine the S&P 500® Index closing level for such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P 500® Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500® Index or S&P 500® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index or S&P 500® Successor Index, as applicable, on the Relevant Exchange may adversely affect the value of the warrants.

If at any time the method of calculating the S&P 500® Index or an S&P 500® Successor Index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P 500® Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P 500® Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P 500® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the S&P 500® Index or such S&P 500® Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or an S&P 500® Successor Index is modified so that the level of the S&P 500® Index or such S&P 500® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index or such S&P 500® Successor Index), then the calculation agent will adjust the S&P 500® Index or such S&P 500® Successor Index in order to arrive at a level of the S&P 500® Index or such S&P 500® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Closing Level of either or both Underlyings on the Expiration Date or other relevant date and, consequently, the Underlying Return for each Underlying and the Outperformance Amount. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the S&P 500® Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500® Index (or S&P 500® Successor Index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500® Index (or S&P 500® Successor Index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the S&P 500® Index (or S&P 500® Successor Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the S&P 500® Index or S&P 500® Successor Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500® Index or S&P 500® Successor Index shall be based on a comparison of:

•	the portion of the level of the S&P 500® Index or S&P 500® Successor Index attributable to that security, relative to

•	the overall level of the S&P 500® Index or S&P 500® Successor Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the S&P 500® Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the S&P 500® Index or S&P 500® Successor Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

With respect to the S&P 500® Index or S&P 500® Successor Index, “relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the S&P 500® Index or S&P 500® Successor Index.

With respect to the Financial Select Sector SPDR® Fund, a “market disruption event” means:

•	a suspension, absence or material limitation of trading in shares of the Financial Select Sector SPDR® Fund;

•

a suspension, absence or material limitation of trading of stocks then constituting 20.00% or more of the total market capitalization of the Financial Select Sector SPDR® Fund or of the level of the Financial Select Sector Index or Financial Select Sector Successor Index on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20.00% or more of the total market capitalization of the Financial Select Sector SPDR® Fund or of the level of the Financial Select Sector Index or Financial Select Sector Successor Index during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Financial Select Sector SPDR® Fund or the Financial Select Sector Index or Financial Select Sector Successor Index for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the warrants.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security of or included in the Financial Select Sector SPDR® Fund or included in the Financial Select Sector Index or Financial Select Sector Successor Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Financial Select Sector SPDR® Fund shall be based on a comparison of:

•

the portion of the total market capitalization of the Financial Select Sector SPDR® Fund attributable to that security, or the portion of the level of the Financial Select Sector Index or Financial Select Sector Successor Index relative to

•	the total market capitalization of the Financial Select Sector SPDR® Fund, or the overall level of the Financial Select Sector Index or Financial Select Sector Successor Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to former NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to former NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in futures or options contracts on the Financial Select Sector SPDR® Fund or the Financial Select Sector Index or Financial Select Sector Successor Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Financial Select Sector SPDR® Fund or the Financial Select Sector Index or Financial Select Sector Successor Index; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Financial

Select Sector SPDR® Fund or the Financial Select Sector Index or Financial Select Sector Successor Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

With respect the Financial Select Sector SPDR® Fund, “relevant exchange” means the primary exchange or market of trading for the shares of the Financial Select Sector SPDR® Fund or for any security (or any combination thereof) then included in the Financial Select Sector Index or Financial Select Sector Successor Index.

Additional Terms

For the purpose of the provisions in the accompanying product supplement entitled “Consequences of a Market Disruption Event or Non-trading Day,” the Underlyings are deemed to be “Basket Components” which together form a “Basket,” as those terms are defined in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the daily Closing Levels from January 1, 2003 through April 2, 2008. The Long Underlying and the Short Underlying Closing Levels on April 2, 2008 were 26.60 and 1367.53, respectively. We obtained the Closing Levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Underlyings. We cannot give you assurance that the performance of the Underlyings will result in the return of your initial investment.

The following graph plots the Outperformance Amount over rolling two year periods commencing on each day in the five year period from January 1, 2001 through April 2, 2006. Accordingly, each plot point in the graph below represents the Outperformance Amount as calculated for the two year period ending on the day related to the plot point within the five year period from January 1, 2003 through April 2, 2008 (e.g., the plot point for April 1, 2008 shows the Outperformance Amount for the two year period from April 1, 2006 to April 1, 2008, calculated as the Long Underlying Return for that period minus the Short Underlying Return for that period). The historical Outperformance Amounts should not be taken as an indication of future performance, and no assurance can be given as to the actual Outperformance Amount. We cannot give you assurance that the actual Outperformance Amount will result in the return of your initial investment.

Supplemental Underwriting Information

Pursuant to the requirements of Rule 2720 of the Conduct Rules of FINRA, Oppenheimer & Co. Inc. is assuming the responsibilities of acting as qualified independent underwriter in pricing the offering of and conducting due diligence for the warrants. A fixed payment of $100,000 will be made to Oppenheimer & Co. Inc. in its capacity as qualified independent underwriter. Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, will receive and/or allow as a concession to other dealers discounts and commissions of up to 0.50% or $0.50 per $100.00 warrant Notional Amount in connection with the sale of the warrants.

Settlement

We expect to deliver the warrants against payment for the warrants on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in warrants that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.